Arrangement Letter                            Confidential Information


APPLIED INTELLIGENCE GROUP, INC.
3800 Benson Road,
Edmond, OK 73013-6417


January 30, 1997                                  EXHIBIT 10.41


Mr. Holger Jensen
Vice President - Information Resources
Dollar General Corporation
104 Woodmont Blvd., Suite 500
Nashville, TN  37205

Dear Mr. Jensen:
Applied Intelligence Group, Inc. (AIG) is pleased to present this Arrangement Letter (Letter) defining the agreement between our firms for services related to implementing Island Pacific
(IP)systems that AIG will provide for Dollar General Corporation
(Dollar General).

PROJECT SCOPE

The scope of AIG's work for this project focuses on assisting
Dollar General in Phase 1 of the successful implementation of the Island Pacific Merchandising System. AIG's Phase 1 work includes building the Project Plan and the AS/400 interfaces required for Dollar General to execute the following functions by February 1, 1998:
*     Define items on the Island Pacific System
*     Define vendors on the Island Pacific System
*     Define stores on the Island Pacific System
* Enable Dollar General to do automatic allocations on the Island Pacific System and pass those allocations to the DEC
* Enable Dollar General to post DC and store manifest receiving information from the DEC to the AS/400
* Enable Dollar General to create purchase orders on the Island Pacific System and pass the new order information to the DEC
* Enable Dollar General to pass re-order information from the DEC to the AS/400

Applied Intelligence Group's scope of services for this project include:
*    Consulting
  - Build the Project Plan and Responsibility Matrix for Phase 1 of the Island Pacific Merchandising System implementation
  - Build an overall System Responsibility Document (SRD) for the AS/400 interfaces as described above
  - Build an overall System Architecture Plan (SAP) for the AS/400 interfaces as described above
  - Assist Dollar General's Project Manager in implementing and managing the Plan
  - Build a project management process for Phase 1 which provides regular status reporting and feedback to key Dollar General personnel

    Item Definition Interface - DEC will "own" the item numbering. This interface will move essential new item data from the DEC to the AS/400. The "key" will be the DG SKU number. The interface will allow DG personnel to enter the additional item information required by the IP system.
  - Assist Dollar General with the Item Definition Interface planning and design
  - Build system design and program specifications for the AS/400 processes
  -    Provide programming for the AS/400 processes
  - Assist Dollar General with system testing and user acceptance testing
  - Prepare system and user documentation for the AS/400 processes developed by AIG
  -    Turn over system to Dollar General

    Vendor Maintenance Interface - DEC will "own" the vendor
  file.  This interface will move required new vendor information
  from the DEC to the AS/400.   Standard IP system functionality
  will be used to enter the remainder of the vendor information required by the IP system.
  - Assist Dollar General with the Vendor Maintenance Interface planning and design
  - Build system design and program specifications for the AS/400 processes
  -    Provide programming for the AS/400 processes
  - Assist Dollar General with system testing and user acceptance testing
  - Prepare system and user documentation for the AS/400 processes developed by AIG
  -    Turn over system to Dollar General

    Store Maintenance Interface - The Lawson system will "own" the store numbering. An interface will pass key store information from the Lawson system to the IP system. Standard IP system functionality will be used to enter the remainder of the store information required by the IP system.
  - Assist Dollar General with the Store Maintenance Interface planning and design
  - Build system design and program specifications for the AS/400 processes
  -    Provide programming for the AS/400 processes
  - Assist Dollar General with system testing and user acceptance testing
  - Prepare system and user documentation for the AS/400 processes developed by AIG
  -    Turn over system to Dollar General

    Purchase Order Interfaces (Data Entry and Reorder) - Dollar General personnel will be able to create new purchase orders on the IP system. The interface will pass these orders to the DEC. In addition, the interface will pass all re-orders created on the DEC system to the AS/400 for subsequent Purchase Order generation in Island Pacific.
  - Assist Dollar General with the Purchase Order Interfaces planning and design
  - Build system design and program specifications for the AS/400 processes
  -    Provide programming for the AS/400 processes
  - Assist Dollar General with system testing and user acceptance testing
  - Prepare system and user documentation for the AS/400 processes developed by AIG
  -    Turn over system to Dollar General

    Receiving Interface - All distribution center receiving information will be passed from the DEC to the AS/400. This information will be passed to the IP batch receiving function and will then be processed with standard IP functionality.
  - Assist Dollar General with the Receiving Interface planning and design
  - Build system design and program specifications for the AS/400 processes
  -    Provide programming for the AS/400 processes
  - Assist Dollar General with system testing and user acceptance testing
  - Prepare system and user documentation for the AS/400 processes developed by AIG
  -    Turn over system to Dollar General

    Allocation (Automatic Process) Interface - Automatic allocations will be created on the IP system. The interface will pass these allocations to the DEC.
  - Assist Dollar General with the Allocation Interface planning and design
  - Build system design and program specifications for the AS/400 processes
  -    Provide programming for the AS/400 processes
  - Assist Dollar General with system testing and user acceptance testing
  - Prepare system and user documentation for the AS/400 processes developed by AIG
  -    Turn over system to Dollar General

PROJECT APPROACH

AIG's approach for this project includes the following elements.
   AIG and Dollar General will use proven project management
     methodology to build and execute the Phase 1 project plan.
   AIG and Dollar General will plan frequent design review (at least bi-weekly) and written status reporting (at least weekly) to facilitate regular communications and keep the project moving.
   AIG will prepare written System Responsibility, System
     Architecture and Program Specification Documents for review and approval by the Dollar General Project Manager in a timely manner.
   AIG will use the approved SRD and SAP documents to proceed with the interface development

DELIVERABLES

This list details specific deliverables to be provided to Dollar General by AIG within the scope of this Phase 1 project.
    Phase 1 Project Plan
    Phase 1 Responsibility Matrix
    SRD for all the interfaces
    SAP for all the interfaces
    Implemented Item Definition interface and program
     specifications
    Implemented Vendor Maintenance interface and program
     specifications
    Implemented Store Maintenance interface and program
     specifications
    Implemented Purchase Order (Data Entry and Reorder)
     interfaces and program specifications
    Implemented Receiving interface and program specifications Implemented Allocation interface and program specifications System and technical documentation for all the interfaces User documentation for on-line interface programs (5-10 pages for each on-line interface)

ASSUMPTIONS

The assumptions AIG used to develop scheduling and pricing are listed in this section.  If any of these assumptions needs to change, AIG reserves the right to adjust our proposed costs and timeframes.
    At the end of the initial design phase of the project
     (approximately March 31, 1997) AIG will produce a detailed plan for completion of Phase 1 of the project. At that time, AIG will re-estimate the effort to complete AIG's responsibilities for Phase 1 of the project. This evaluation will be used to validate the scope of the project. If this evaluation results in additional professional services costs due to increased scope, AIG will prepare an estimate of the costs for additional
     professional services required to complete the project.   AIG
     will report the results to Dollar General's Executive Sponsor for the project.

    Dollar General will provide a Project Manager (Bernadette
     Korth) to coordinate planning, training and other aspects of the system implementation. This person will also be responsible for coordinating Island Pacific resources for the Phase 1 project. Holger Jensen will serve as the Executive Sponsor with overall responsibility for project implementation and direction within Dollar General.

    AIG's project timeframe assumes that Dollar General's
     personnel will be made available on timely basis to:
  -    Define requirements
  -    Execute design reviews
  -    Review business processes
  -    Approve written documents quickly

    This agreement includes design and development for only those interfaces listed in the Scope and Deliverable sections of this Letter. If any other interfaces are required, AIG will provide Dollar General with an estimate of the cost of additional services required.

    AIG will develop all interfaces using RPGIII.

    Dollar General will provide resources for requirements definition, system design and programming on the DEC.

    The new version of Island Pacific code being developed for Dollar General will be ready for "demo testing" by April 1, 1997.

    AIG will develop all interfaces to integrate with the Island
     Pacific code to be delivered on April 1,1997. Interface modifications required because of changes to the IP code made after this date are not included in the scope of this agreement.

    Island Pacific is responsible to correct any defects in it's base system code or modifications of it's base system code.

    The Island Pacific system will not be used for store perpetual inventories for the Phase 1 project.

    The Island Pacific system will not be used to generate "want list" orders.

    All Island Pacific technical questions will be resolved by Island Pacific or Dollar General personnel.

    Dollar General will provide a dial-up communication line for AIG to access the Dollar General AS/400 from Edmond, OK.

    Dollar General will be responsible for delivering store polling data to the Island Pacific Sales Audit System.

    Communications tools to move data between the DEC and the AS/400 are in place.

SPECIFIC INTERFACE ASSUMPTIONS

    Item Definition
  - Item Definition is only used to change item maintenance data from the DEC. The process will not allow for adding or deleting items, or adding or deleting item maintenance.
  - The DEC will send batch and forward item maintenance information.
  - IP item related files that will be populated as new items are added are Item Master, Item Stock Ledger, Item History, Item Price.
  -    Item Definition does not include updating of IP Merchandise
       Hierarchy.
  - Item Definition does not include history updating or conversion.

    Store Maintenance
  - Maintenance program will build store level adds, changes and deletes by comparing Lawson store file with an image of the old IP store file.
  - Pre-process application will be available to add additional data elements as required. This process will not allow for adding or deleting stores, or adding or deleting store maintenance.
  -    Lawson will only have one store file.
  - Store Maintenance does not include updating of IP store hierarchy.

    Purchase Orders
  - Dollar General will build reorder purchase orders from the DEC and make them available to the AS/400 via the communications tool.
  - Dollar General will extract from the communications tool new purchase orders and update them into the existing DEC purchase order system. It may be possible to use the purchase order acknowledgment EDI document and create a purchase order for receiving.
  - Dollar General will interface the purchase orders into the "scheduler" system.
  - All purchase orders are required to be placed on the DEC to do receiving.
  - IP will handle changes to new orders. The DEC will handle changes to reorders.
  - Changes to new orders and reorders will result in cancellation of the PO and issuance of a new PO

    Receiving
  - Dollar General will provide the daily receipt log to the AS/400 via the communications tool

    Allocation (Automatic)
  - Dollar General will interface the data from IP into the order processing application on the DEC.

WARRANTY

For details about AIG's warranty for the services to be provided under the terms of this Letter, see Exhibit B.

SPECIFIC TERMS AND CONDITIONS

The specific terms and conditions related to the services that AIG will provide to Dollar General within the scope of this agreement are listed in the following sections.

   PROJECT MANAGEMENT
    Dollar General will provide a suitable Project Manager to coordinate site preparation, training, installation, and other aspects of system implementation. Holger Jensen will serve as the project's Executive Sponsor with overall responsibility for project implementation and direction within Dollar General. AIG's proposed project timeframe assumes that Dollar General's personnel are available to participate in the project as required.
    AIG will also provide a Project Manager. The AIG Project Manager will be Dollar General's primary project contact and will present updated project status reports on a regular basis to the Dollar General Project Manager and Executive Sponsor.



GENERAL TERMS AND CONDITIONS

For the General Terms and Conditions section of this Letter, Dollar General will be referred to as the Client.

   OWNERSHIP

    AIG and the Client agree that the tools, methods, techniques and documentation developed by AIG for the Client are confidential and proprietary. The Client may not sell, share, lease, loan, transfer, or give these assets to any other entity without prior written approval from AIG.

   CONFIDENTIALITY

    AIG recognizes the confidential nature of our clients' business plans and strategies and agrees to treat these plans and strategies appropriately. Likewise, AIG's tools, techniques, and proprietary documentation are important company assets which we consider to be confidential and proprietary. The Client agrees to treat AIG materials, plans, and strategies in the same confidential manner as your own materials.
    Both companies agree that no confidential information will be released or disclosed to any persons other than the Client's or AIG's employees. Both companies also agree to label confidential information as such before information is exchanged.

   LIMITATION OF LIABILITY

    In no event will AIG be liable for any damages, for any reason, beyond the total amount paid to AIG for services performed within the scope of this Letter. AIG disclaims any and all liability for special, incidental or consequential damages. This disclaimer includes any loss of profit arising out of or related to any service provided under the terms of this Letter. This limitation of liability applies even if AIG was aware of the possibility of such damage.

   HIRING OF PERSONNEL

    The Client and their staff agree not to solicit, and will instruct their staff not to solicit, AIG staff members. If the Client hires any AIG staff person who works with the Client on this engagement within twelve months of project completion, or within twelve months from any CSN contract period, then the Client agrees to compensate AIG in the amount of that staff member's annual salary, including benefits. AIG agrees to be bound by the same terms regarding the hiring of the Client's personnel.

   RIGHTS AND REMEDIES

    The rights and remedies granted to AIG are in addition to and not in lieu of any rights and remedies granted by law or in equity. No action arising out of this Letter, regardless of form, may be brought more than one year after the cause of action has accrued.

   TAXES

    The Client will pay any applicable state, county, or local sales taxes or assessments and other applicable expenses.

   ORIGIN OF AGREEMENT

    This agreement will be deemed to be made in the State of Oklahoma.

   RESOLUTION OF DISPUTES

    In the event that AIG and/or the Client disagree and are not able to come to resolution about the execution of either party's responsibilities regarding the terms of this Letter, AIG and the Client mutually agree to enter into binding arbitration for quick resolution of issues. The arbitration process will be governed by the Commercial Arbitration Rules of the American Arbitration Association (AAA). The AAA will appoint an individual with experience in handling disputes in software licensing matters as the chairperson and neutral arbitrator, with any additional arbitrators to be selected by the parties from individuals with background and training in the computer industry.
    Venue for all hearings shall be established by the party initiating the arbitration. The cost of arbitrators shall be borne equally by the parties, but other costs for arbitration, i.e. travel, exhibits, copies, attorney, shall be borne by the company incurring the costs. The parties will have no right to take discovery of the other party by any method. The arbitrators may award reasonable attorneys' fees to the prevailing party as an element of the cost of arbitration, and judgment upon the award may be entered in any court having jurisdiction.

EXPIRATION OF THIS OFFER

This offer expires thirty days from the date of this Letter, unless accepted and signed by both parties.

TERMINATION OF AGREEMENT

This agreement will terminate fourteen months from the date of signature of this Letter unless both parties mutually agree to extend the Letter. The responsibilities for payment of fees, all limitations of liability, all terms regarding ownership of products and techniques, the rights and remedies clause, resolutions of disputes, the restrictions regarding confidentiality, and any outstanding warranty coverage or support services shall survive the expiration of this agreement.

PROJECT TIMEFRAME AND COST

Based upon Dollar General's verbal approval to proceed, AIG will begin the project on January 28, 1997 and expect it to last until February 1, 1998.

The cost for AIG's professional services is $784,000, plus expenses. AIG will make it's best efforts to keep expenses reasonable.
The following table defines AIG's planned invoices for professional services with payment due within thirty days of the date of the invoice. Out of pocket expenses will be invoiced monthly as they are incurred.

            February 1, 1997           $171,250
            May 1, 1997                $171,250
            August 1, 1997             $171,250
            November 1, 1997           $171,250
            Project Completion         $100,000

AIG invoices may include charges for late payment which will accrue at the rate of one and one-half percent (1 1/2%) per month (or the maximum rate allowed by law, whichever is less) on the unpaid balance from the due date until the date the payment is received by AIG.

EXHIBITS

Exhibit A defines details the Responsibility Matrix for this project.

Exhibit B contains the Warranty Provisions for this project.

Exhibit C is a list of Other Provisions related to this project.

APPROVAL

This Letter, attached Exhibits, and its terms and conditions are agreed to by both Dollar General and AIG on this day.

    Applied Intelligence Group, Inc.           Dollar General Corporation

    Signature: /s/ Dennis Krautsack            Signature: /s/J. H. Jenson
    Name:  Dennis Krautsack                    Name:  J. H. Jenson
    Title:  Account Executive                  Title:  Vice President
    Date:  1/30/97                             Date:  2/12/97

                              Exhibit A
                     Project Responsibility Matrix


The attached pages contain the Project Responsibility Matrix for this project. This matrix was developed by Bernadette Korth of Dollar
General. AIG has used the tasks and resource assumptions of the matrix to estimate the work for this project.

                               Exhibit B
                          Warranty Provisions

 In this Exhibit, Dollar General will be referred to as the "Client".


WARRANTY COVERAGE

The work AIG performs will be done in a professional and workmanlike manner, and our analysis and recommendations will be based on the information provided to AIG by the Client.

AIG agrees to use its best efforts to correct any material deviations between the deliverables and the related documentation furnished by AIG (defects) in the code or in the systems integration services provided under the terms of this Letter as long as they are reported in writing by the Client to AIG within thirty (30) days of the date of acceptance testing of each interface.

AIG warrants the interface software developed by AIG only to the Client and only if the Client or any third party have not modified any of AIG's work. The interface software provided under this agreement may contain third-party software. The Client agrees that all warranty of third-party software will be provided exclusively by the third party.

AIG does not warrant the interface software if defects are caused by:
    Operation of the system by the Client in a manner inconsistent with requirements listed in the documentation for the system or in this agreement

    Use of software not developed or approved by AIG specifically for use with the system
    Failure by the Client to implement software corrections or updates provided by AIG
    Failure of hardware or any third-party software
    Negligence, accident, or any other reason not attributable to AIG

       AIG and the Client agree that the Client is solely responsible for the selection, use, and results obtained from the use of the system, and that AIG does not warrant AIG's interface software meets the business needs, expectations, or requirements of the Client, whether or not AIG knows, has reason to know, has been advised, or is in fact aware of the Client's business purposes. Nor does AIG warrant that any part of the system will operate without interruption.

Finally, AIG and the Client agree that the services provided by AIG to the Client are for commercial use and are not consumer goods. AIG's express warranties and representations to the Client in this agreement take the place of all implied warranties or conditions of title, and all representations regarding the code and services within the scope of this Letter, including noninfringement, merchantability, or fitness suitability that arise by law, by reason of custom or usage in the trade, or by course of dealing.

NORMAL WARRANTY HOURS

Warranty service will be provided by AIG's Customer Support Network
(CSN) Monday through Friday, excluding holidays, from 8:00 a.m. to 5:00 p.m. CST. AIG will provide warranty service outside of these hours at the Client's request at our then-current, off-hours rates.
At the end of the 30-day warranty, additional maintenance services may be provided by AIG only under the terms of a separate Services Agreement executed by AIG and the Client.

WARRANTY INITIATION

The Client's Information Systems management and designated staff are authorized to initiate warranty problem resolution.

RESPONSE TIME

AIG will use its best efforts to respond to calls placed with the CSN within two (2) hours. "Response time" is defined as the time between registering a call with the CSN Help Desk and the time that a call is returned to the Client. "Resolution time" will depend upon the issues or problems encountered.

START DATE AND END DATE

Warranty coverage will begin on the day after successful completion of the acceptance test for each interface and will continue for a period of thirty (30) days.

                               Exhibit C
                           Other Provisions


     In this Exhibit Dollar General will be referred to as the "Client".


ENTIRE AGREEMENT

This Letter and Exhibits constitute the entire agreement between AIG and the Client concerning the subject matter of this Letter. Agreement is defined as the Arrangement Letter to which this Exhibit is attached, this Exhibit, and any other exhibits, amendments, supplements, and addenda, including any future written amendments, modifications, or supplements to these documents.

MODIFICATION

Any modification or amendment to this agreement must be in writing and signed by the parties. For AIG, the writing must be signed by an officer of the corporation. Any written document that is inconsistent with this agreement or adds to its terms and conditions will not be binding on either AIG or the Client. AIG's failure to object to any provision outside of this Letter shall not be considered to be a waiver of the terms and conditions of this Letter or an acceptance of such a provision.

BINDING

This agreement is binding on AIG, the Client, and their respective successors and assigns to the extent permitted by this agreement.

AUTHORITY

AIG and the Client, as parties to this agreement, warrant to each other that:
     If organized as a corporation, partnership, limited partnership, or other non-natural person, the party is organized and subsisting under the laws of the jurisdiction of its incorporation or existence.
     The party has full power and authority to enter into this
       agreement.
     The persons executing this agreement have actual authority to bind the parties to this agreement.

SINGULAR/PLURAL

Singular words will include the plural and vice versa. Masculine, feminine, and neuter genders will include the others. The word "person" will include corporations, firms, partnerships, joint ventures, trusts, or estates, in addition to natural persons.

FORCE MAJEURE

Except for the obligation to make payments due under the terms of this agreement, neither AIG nor the Client will be held liable for failure to perform due to circumstances beyond the control of the parties. These circumstances include, but are not limited to: accidents; acts of God; labor disputes; supplier or material shortages; embargoes; rationing; fuel shortages; actions of local, state or national governments, or governmental agencies or authorities, or military authorities; utility or communication failures; delays in transportation; fire, flood, epidemics, riots, or strikes; war or criminal activities; delays in delivery or failure to manufacture or deliver.

CAPTIONS

The captions of various paragraphs in this Letter are for convenience only. They are not intended to be part of the body or text of this agreement. They are also not intended to be referred to in construing any of the provisions of the agreement.



COUNTERPARTS

This agreement may be executed in any number of counterparts, any of which will be deemed to be an original.

INDEPENDENT CONTRACTORS

AIG and the Client are strictly independent contractors. Neither party has the right to bind the other in any manner. Nothing in this agreement should be interpreted to make either party the agent or legal representative of the other, or to make the parties joint venturers or partners.

OTHER INSTRUMENTS

The Client agrees to execute any instruments or documents that may be required in order to effect the terms, conditions, purpose, or objective of this agreement.

OTHER TRANSACTIONS

In addition to the services provided under the terms of this agreement, AIG may perform other services or provide other products through separate written agreements which must be executed by AIG before AIG is bound. AIG and the Client agree that these additional products and services cannot be the subject of an oral agreement.

AUDIT

In order to enforce any of AIG's rights under the terms of this agreement, AIG retains the right to audit the Client's compliance with the provisions of this Letter. To accomplish this, AIG will perform any audit at AIG's expense during normal business hours. AIG retains the right to perform any audit without advance notice to the Client.

ASSIGNMENT

The Client agrees to obtain prior written consent from AIG before assigning this agreement, or the rights and obligations created under this agreement, to any third party.

SEVERABILITY

The parties agree that if any provision of this agreement is invalid or unenforceable, the remaining provisions of this Letter will be valid and enforceable to the fullest extent permitted by law.

NONWAIVER

AIG's failure at any time to require the Client to perform any provision of this agreement will in no way affect AIG's right at a later time to require performance of that provision. AIG's waiver of any breach of a provision of this agreement will not be construed as a waiver of:
      Succeeding breaches of that provision
      That provision itself
      Any right under this agreement

TRADEMARK USAGE

The Client agrees not to make use of any of AIG's trademarks, service marks, or trade names for any reason without the prior, express, written consent of AIG.

NOTICE

All communications and notices related to this agreement will be made in writing and delivered to the following addresses:

     Applied Intelligence Group, Inc.
     13800 Benson Road
     Edmond, OK 73013-6417

     Dollar General
     104 Woodmont Blvd., Suite 500
     Nashville, TN  37205

Address changes will be communicated by written notice to the other party on a timely basis. Communications and notices may be delivered by any of the following methods with effective date as listed:
      Delivered personally with same day effective date
      Mailed by certified mail, postage prepaid, with effective date five business days after mailing
      Sent by overnight courier with effective date one day after sending